[SODEXHO MARRIOTT SERVICES, INC. COMPANY LOGO]


    FOR IMMEDIATE RELEASE


    SODEXHO MARRIOTT NAMES NEW
    SENIOR VICE PRESIDENT OF PURCHASING AND DISTRIBUTION

                  Gaithersburg, Md., April 6, 2000--Sodexho Marriott Services (SDH-NYSE) today announced that Bernard Royer has been appointed Senior Vice President of Purchasing and Distribution. Royer fills a position previously held by Tony Wilson who was named president of Instill Corporation.
         Most recently, Royer was Corporate Vice President of International Purchasing for the Sodexho Group where he was responsible for strategic global partnerships with manufacturers.
         From 1990 to 1998 Royer was Vice President of Purchasing for Sodexho North America. In this position he built Sodexho North America's purchasing strategy including implementing a prime vendor initiative.
         Royer has a BS in Science and Mathematics from the College of Salon de Provence, Masters in Economics and Accounting from the University of Aix, Marseilles, and a Master in Law from the University of Aix, Marseilles.
         "I welcome Bernard to my team," said Michel Landel, president and CEO of Sodexho Marriott Services. "He is known for building strong, long-lasting partnerships with manufacturers and distributors. With his experience and knowledge of the business, he has the tools to lead key initiatives planned for the future."
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         "Further,  I want to  congratulate  Tony Wilson on his  appointment  as president of Instill Corporation. We have been doing business with Instill for a number of years and under Tony's leadership, we look forward to expanding that relationship in the future." Instill is a leading provider of E-business initiatives for the food service industry.

         Sodexho Marriott Services, Inc. (NYSE-SDH) is the largest provider of outsourced food and facilities management in North America, with $4.5 billion in annual sales. Sodexho Marriott Services offers a variety of innovative outsourcing solutions, including food services, housekeeping, grounds keeping, plant operations and maintenance, asset and materials management, and laundry to the corporate, health care, education and remote site markets. The Company is the 57th largest employer in North America with 103,000 employees and its headquarters is located at 9801 Washingtonian Boulevard, Gaithersburg, Md. 20878.

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    CONTACT:      Kathy Boyle
                  (301) 987-4330
                  email: kboyle@sodexhomarriott.com